Exhibit 99.1

FOR IMMEDIATE RELEASE

October 19, 2020

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Keith Suchodolski, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

Kearny Financial Corp. Announces

Resumption of Its Current Stock Repurchase Plan and

Approval of a New 5% Stock Repurchase Plan

Fairfield, New Jersey, October 19, 2020 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company for Kearny Bank, announced today that the Board of Directors has authorized the resumption of its current stock repurchase plan, which has 761,030 shares of Company common stock remaining to be repurchased. The current stock repurchase plan was temporarily suspended on March 25, 2020 due to the risks and uncertainties associated with the COVID-19 pandemic. Upon completion of its current stock repurchase plan, the Board of Directors has approved a new stock repurchase plan to acquire up to 4,475,523 shares or 5% of the Company’s outstanding common stock.

Craig L. Montanaro, President & CEO noted, “Since our second-step conversion in May of 2015 our share repurchase program has returned in excess of $500 million of capital to our stockholders.  As demonstrated by this most recent authorization, we believe that share repurchases remain an excellent strategy to build long-term shareholder value.”

Repurchases will be made from time to time in the open market, through block trades, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  Such repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The stock repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 51 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At June 30, 2020, Kearny Financial Corp. had approximately $6.8 billion in total assets.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened or remain open. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen or remain open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; due to a decline in our stock price or other factors, goodwill may become impaired and be required to be written down; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.